Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2010 EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:             Thomas R. Rosazza, President/CEO    (540) 778-2294

Stanley, VA, February 28, 2011 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $1.9 million for the year ending December 31, 2010, as compared to $1.2 million for 2009. This represents an increase of approximately 51%. Total earnings per share as of December 31, 2010 were $1.80 compared to $1.20 for the prior year.

According to Company records, net income for 2010 is the highest in the history of the institution. The increase in earnings of approximately $631,000 during 2010 is primarily the result of management’s proactive approach related to deposit and loan pricing in the current economic environment and assertive actions relating to problem loan identification and oversight.

The Company had asset growth of approximately $8.3 million during 2010, with approximately $6.1 million being attributed to increased loan volume. Investments in securities available for sale decreased by approximately $1.8 million for the period ending December 31, 2010, as compared to total securities available for sale at December 31, 2009. Investments in interest bearing deposits increased by $3.9 million for the period ending December 31, 2010, while investments in Federal Funds Sold increased by approximately $1.1 million for the same period compared to balances as of December 31, 2009. The Company’s deposit portfolio increased by approximately $3.9 million during 2010, as compared to total deposits as of December 31, 2009. The Company’s total capital was $19.4 million as of December 31, 2010 and remains above the established regulatory guidelines to be considered a well capitalized institution. The capital to asset ratio as of December 31, 2010 was 11.53% as compared to 11.20% as of December 31, 2009.

The Company’s book value as of December 31, 2010 was $18.73 per share, as compared to a book value of $17.40 per share as of December 31, 2009. This represents an increase of 7.64%. Shareholder dividend payments for 2010 totaled $0.58 per share compared to $0.57 per share for the prior year. This represents a 1.75% increase for the company’s shareholders.

Management acknowledges that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial information for the period ending December 31, 2010 is included below.

PIONEER BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	December 31, 2010	December 31, 2009
ASSETS

Cash and due from banks	$4,373	$5,252
Interest bearing deposits in banks	10,634	6,724
Federal funds sold	2,550	1,500
Securities available for sale, at fair value	11,168	12,999
Restricted securities	947	788
Loans receivable, net of allowance for loan losses of $2,342 and $1,945 respectively	130,786	124,660
Premises and equipment, net	3,359	3,582
Accrued interest receivable	681	644
Other real estate owned	244	352
Other assets	3,416	3,402

Total Assets	$168,158	$159,903

LIABILITIES

Deposits
Noninterest bearing demand	$25,739	$27,316
Interest bearing
Demand	23,104	17,381
Savings	15,746	15,802
Time deposits over $100,000	27,545	21,934
Other time deposits	43,825	49,581

Total Deposits	135,959	132,014

Accrued expenses and other liabilities	1,804	1,473
Borrowings	11,000	8,500

Total Liabilities	148,763	141,987

STOCKHOLDERS’ EQUITY

Common stock; $.50 par value, authorized 5,000,000, 1,035,274 and 1,029,466 shares outstanding, respectively	518	515
Retained earnings	18,649	17,300
Accumulated other comprehensive loss, net	228	101

Total Stockholders’ Equity	19,395	17,916

Total Liabilities and Stockholders’ Equity	$168,158	$159,903

PIONEER BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars, except share and per share data)

(UNAUDITED)

	December 31,
	2010	2009
Interest and Dividend Income:
Loans including fees	$8,846	$8,738
Interest on securities - taxable	187	379
Interest on securities - nontaxable	138	106
Interest on deposits and federal funds sold	150	187
Dividends	56	58

Total Interest and Dividend Income	9,377	9,468

Interest Expense:
Deposits	1,656	2,577
Borrowings	108	223

Total Interest Expense	1,764	2,800

Net Interest Income	7,613	6,668
Provision for loan losses	806	1,260

Net interest income after provision for loan losses	6,807	5,408

Noninterest Income:
Service charges and fees	872	974
Other income	322	172
Gain (Loss) on security transactions	(43)	95

Total Noninterest Income	1,151	1,241

Noninterest Expense:
Salaries and benefits	2,517	2,107
Occupancy expenses	368	332
Equipment expenses	431	562
Other expenses	1,899	1,868

Total Noninterest Expenses	5,215	4,869

Income before Income Taxes	2,743	1,780
Income Tax Expense	884	552

Net Income	$1,859	$1,228

Per Share Data
Net income, basic and diluted	$1.80	$1.20

Dividends	$0.58	$0.57

Weighted Average Shares Outstanding, Basic and Diluted	1,031,160	1,022,931